As filed with the Securities and Exchange Commission on June 19, 2000
                    Registration Statement No. 333-__________
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                               450 5TH STREET N.W.
                             WASHINGTON, D.C. 20549

                                   ==========

                     POST-EFFECTIVE AMENDMENT TO FORM S-4 ON
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ==========

                                   PFIZER INC.
             (Exact name of Registrant as specified in its charter)



        DELAWARE                                          13-5315170
(State of Incorporation)                    (I.R.S. Employer Identification No.)



                              235 EAST 42ND STREET
                          NEW YORK, NEW YORK 10017-5755
                    (Address of Principal Executive Offices)

                                   ==========

                     WARNER-LAMBERT COMPANY 1989 STOCK PLAN
                     WARNER-LAMBERT COMPANY 1992 STOCK PLAN
                     WARNER-LAMBERT COMPANY 1996 STOCK PLAN
              AGOURON PHARMACEUTICALS, INC. 1985 STOCK OPTION PLAN AGOURON PHARMACEUTICALS, INC. 1990 STOCK OPTION PLAN
              AGOURON PHARMACEUTICALS, INC. 1996 STOCK OPTION PLAN
          AGOURON PHARMACEUTICALS, INC. 1998 EMPLOYEE STOCK OPTION PLAN
                       ALANEX CORPORATION 1993 STOCK PLAN
                  ALANEX CORPORATION 1996 EQUITY INCENTIVE PLAN
              INDIVIDUAL ALANEX CORPORATION STOCK OPTION AGREEMENTS
                            (Full Title of the Plan)



                             MARGARET M. FORAN, ESQ.
                                   PFIZER INC.
                              235 EAST 42ND STREET
                          NEW YORK, NEW YORK 10017-5755
                     (Name and Address of Agent for Service)

                                 (212) 773-4802
                     (Telephone Number of Agent for Service)

                                   ==========

================================================================================

This Form S-8 is registering 161,930,146 shares of Pfizer common stock, $.05 par value, representing the number of shares to be issued upon the exercise of options or vesting of grants outstanding under each of the following Plans, after giving effect to the conversion ratio used in connection with the merger of Pfizer Inc. and Warner-Lambert Company of 2.75 shares of Pfizer Inc. common stock for each share of Warner-Lambert Company common stock outstanding at the effective time of the merger: 10,445,823 shares under the Warner-Lambert Company 1989 Stock Plan; 35,788,184 shares under the Warner-Lambert Company 1992 Stock Plan; 104,115,770 shares under the Warner-Lambert Company 1996 Stock Plan; 65,508 shares under the Agouron Pharmaceuticals, Inc. 1985 Stock Option Plan; 3,853,171 shares under the Agouron Pharmaceuticals, Inc. 1990 Stock Option Plan; 4,584,432 shares under the Agouron Pharmaceuticals, Inc. 1996 Stock Option Plan; 2,940,705 shares under the Agouron Pharmaceuticals, Inc. 1998 Employee Stock Option Plan; 61,235 shares under the Alanex Corporation 1993 Stock Plan; 72,749 shares under the Alanex Corporation 1996 Equity Incentive Plan; and 2,569 shares under the Individual Alanex Corporation Stock Option Agreements.

The registrant previously registered 161,930,146 shares of common stock on Form S-4, Registration Statement No. 333-90975; $3,950,204.95 was previously paid in connection with the filing of Registration Statement No. 333-90975.

The Pfizer common stock includes Pfizer Preferred Stock purchase rights which, until events specified in Pfizer's Rights Agreement occur, will not be exercisable or evidenced separately from the common stock.



                                    PART II.
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

          The following are incorporated by reference:

     o the Annual Report of Pfizer Inc. on Form 10-K for the year ended December 31, 1999,

     o all other reports we subsequently filed under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934,

     o the description of our common stock contained in our Registration Statement filed under Section 12 of the Securities Exchange Act of 1934,

     o    any amendment or report filed to update such description,

     o and the Annual Report of Warner-Lambert Company on Form 10-K for the year ended December 31, 1999.

All documents later filed by us under Section 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, before we file a post-effective amendment that indicates all securities offered have been sold or which deregisters all securities that have not been sold, will be incorporated by reference and will be a part of this filing from the date that document was filed.

ITEM 4.   DESCRIPTION OF SECURITIES

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the securities has been passed upon by Margaret M. Foran, Esq., Vice President - Corporate Governance and Assistant Secretary for the Company. Ms. Foran beneficially owns Common Stock and options to purchase Common Stock granted under the Pfizer Inc. Stock and Incentive Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as a director, officer, employee or agent of another corporation, organization or enterprise at the request of the corporation, against all liability and expenses (including, but not limited to, attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, in which he/she may be involved by reason of the fact that he/she served or is serving in these capacities, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his/her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his or her duty to the corporation, except for such expenses as the Court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified as of right against all expenses in connection therewith or resulting therefrom.

     Pursuant to Article V, Section 1 of its By-Laws, the registrant shall indemnify directors and officers to the fullest extent permitted by applicable law as it presently exists or may hereinafter be amended. The Company is insured against actions taken pursuant to its By-Laws and the directors and officers are insured directly at the Company's expense against such liabilities for which indemnification is not made. The Company has entered into agreements with its directors and certain of its officers requiring the Company to indemnify such persons to the fullest extent permitted by the Company's By-Laws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

ITEM 8. EXHIBITS

EXHIBIT
-------
5 -- Opinion and Consent of Margaret M. Foran, Esq., Vice President - Corporate Governance and Assistant Secretary.

23(b)(1) --    Consent of KPMG LLP, independent certified public accountants.

23(b)(2) --    Consent of PricewaterhouseCoopers LLP, independent certified public accountants.


ITEM 9. UNDERTAKINGS

          The Company undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information about the plan of distribution not already disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be a new registration statement relating to the securities offered, and the offering of such securities at that time will be viewed as the initial bona fide offering.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

(4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be viewed as the initial bona fide offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Under the requirements of the Securities Act of 1933, the registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the authorized signer in The City of New York, State of New York, on the 19th day of June, 2000.


                                       Pfizer Inc.

                                       Registrant



                                       BY: /s/ WILLIAM C. STEERE, JR.
                                           -------------------------
Dated: June 19, 2000                           William C. Steere, Jr.,
                                               Chairman of the Board and
                                               Chief Executive Officer
                                               (Principal Executive Officer)


     Under the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

        SIGNATURES                      TITLE                      DATE
        ----------                      -----                      ----

/s/ WILLIAM C. STEERE, JR.    Chairman of the Board, Director  June 19, 2000
---------------------------   (Principal Executive Officer)
(William C. Steere, Jr.)



/s/ DAVID L. SHEDLARZ         Executive Vice President and     June 19, 2000
---------------------------   Chief Financial Officer
(David L. Shedlarz)           (Principal Financial Officer)



/s/ LORETTA V. CANGIALOSI     Vice President - Controller      June 19, 2000
---------------------------   (Principal Accounting Officer)
(Loretta V. Cangialosi)



/s/ MICHAEL S. BROWN          Director                         June 19, 2000
---------------------------
(Michael S. Brown)



/s/ M. ANTHONY BURNS          Director                         June 19, 2000
---------------------------
(M. Anthony Burns)



/s/ W. DON CORNWELL           Director                         June 19, 2000
---------------------------
(W. Don Cornwell)

        SIGNATURES                      TITLE                      DATE
        ----------                      -----                      ----

/s/ GEORGE B. HARVEY          Director                         June 19, 2000
---------------------------
(George B. Harvey)



/s/ CONSTANCE J. HORNER       Director                         June 19, 2000
---------------------------
(Constance J. Horner)



/s/ STANLEY O. IKENBERRY      Director                         June 19, 2000
---------------------------
(Stanley O. Ikenberry)



/s/ HARRY P. KAMEN            Director                         June 19, 2000
---------------------------
(Harry P. Kamen)



/s/ THOMAS G. LABRECQUE       Director                         June 19, 2000
---------------------------
(Thomas G. Labrecque)



                              Director                              --
---------------------------
(Dana G. Mead)



/s/ HENRY A. MCKINNELL        President, Chief Operating       June 19, 2000
---------------------------   Officer and Director
(Henry A. McKinnell)



/s/ JOHN F. NIBLACK           Vice Chairman and Director       June 19, 2000
---------------------------
(John F. Niblack)



/s/ FRANKLIN D. RAINES        Director                         June 19, 2000
---------------------------
(Franklin D. Raines)


/s/ RUTH J. SIMMONS           Director                         June 19, 2000
---------------------------
(Ruth J. Simmons)



/s/ JEAN-PAUL VALLES          Director                         June 19, 2000
---------------------------
(Jean-Paul Valles)

                                  EXHIBIT INDEX

EXHIBIT
-------

5 -- Opinion and Consent of Margaret M. Foran, Esq., Vice President - Corporate Governance and Assistant Secretary.

23(b)(1)  --   Consent of KPMG LLP, independent certified public accountants.

23(b)(2)  --   Consent of PricewaterhouseCoopers LLP, independent certified public accountants.